Exhibit (a)(5)(iii)

Media Contacts

Gina Sheibley

VP Corporate Communications, Salesforce

gsheibley@salesforce.com

(917) 297-8988

John Cummings

VP of Investor Relations Salesforce

jcummings@salesforce.com

(415) 866-6628

Jim Hillier

VP of Investor Relations, Demandware

Jhillier@demandware.com

(781) 425-7675

SALESFORCE AND DEMANDWARE ANNOUNCE EARLY TERMINATION OF HART-

SCOTT-RODINO WAITING PERIOD

SAN FRANCISCO, Calif. and BURLINGTON, Mass., June 20, 2016 — Salesforce (NYSE: CRM), the Customer Success Platform and the world’s #1 CRM company, and Demandware (NYSE: DWRE), the industry-leading provider of enterprise cloud commerce solutions, today announced the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on June 17, 2016, in connection with the previously announced proposed transaction under which Salesforce intends to acquire Demandware.

Through the proposed acquisition of Demandware, Salesforce will extend its CRM leadership and be well positioned to capture opportunities in the multi-billion dollar digital commerce market through a new Salesforce Commerce Cloud. The Salesforce Commerce Cloud will be an integral part of Salesforce’s Customer Success Platform, which enables companies to connect with their customers one-to-one across sales, service, marketing, communities, analytics, the Internet of Things, apps and now commerce.

Under the terms of the proposed transaction, Salesforce has commenced a tender offer for all outstanding shares of Demandware for $75.00 per share in cash. The tender offer is scheduled to expire at 12:00 Midnight New York City Time, on Friday, July 8, 2016 (which is the end of the day on Friday, July 8, 2016), unless the tender offer is extended. The transaction is expected to close in the second quarter of Salesforce’s fiscal year 2017, ending July 31, 2016, subject to the satisfaction of customary closing conditions, including the acceptance of a majority of Demandware shares in the tender offer. Following the successful completion of the tender offer, Demandware shares not tendered in the tender offer will be converted in a second step merger into the right to receive the same $75.00 per share in cash paid in the tender offer.

About Demandware

Demandware, the category-defining leader of enterprise cloud commerce solutions, empowers the world’s leading retailers to continuously innovate in our complex, consumer-driven world. Demandware’s open cloud platform provides unique benefits including seamless innovation, the LINK ecosystem of integrated best-of-breed partners and community insight to optimize customer experiences. These advantages enable Demandware customers to lead their markets and grow faster. For more information, visit www.Demandware.com, call +1-888-553-9216 or email info@Demandware.com.

About Salesforce

Salesforce, the Customer Success Platform and world’s #1 CRM company, empowers companies to connect with their customers in a whole new way. Salesforce has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM.” For more information please visit http://salesforce.com, or call 1-800-NO-SOFTWARE.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to the acquisition of Demandware by Salesforce. All statements other than historical facts included in this press release, including, but not limited to, statements regarding the timing and the closing of the transaction, the financing for the transaction, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the parties’ expectations and projections. Risks and uncertainties include, among other things: uncertainties regarding the timing of the closing of the transaction; uncertainties as to how many of Demandware’s stockholders may tender their stock in the tender offer; the possibility that various closing conditions to the tender offer and merger transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction; that there is a material adverse change to Demandware; the outcome of any legal proceedings that may be instituted with respect to the transaction; that the integration of Demandware’s business into Salesforce is not as successful as expected; the failure to realize anticipated synergies and cost savings; the failure of Salesforce to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside either company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in Salesforce’s and Demandware’s periodic and other reports filed with the SEC including the factors set forth in their most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, the Tender Offer Statement on Schedule TO and other tender offer documents filed by Salesforce, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Demandware. These forward-looking statements reflect Salesforce’s and Demandware’s expectations as of the date of this report. Neither Salesforce nor Demandware undertakes any obligation to update the information provided herein.

Additional Information and Where to Find It

This press release does not constitute an offer to buy or a solicitation of an offer to sell any securities. Salesforce and Dynasty Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Salesforce, have filed a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) containing an offer to purchase all of the outstanding shares of common stock of Demandware, Inc. for $75.00 per share in cash. Salesforce and Purchaser have mailed to Demandware stockholders the offer to purchase, forms of letter of transmittal and related documents filed as exhibits to the Schedule TO. Demandware has filed with the SEC, and has mailed to Demandware stockholders, a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer is being made solely by means of the offer to purchase, the letter of transmittal and related documents, which contain the full terms and conditions of the tender offer. INVESTORS AND SECURITY HOLDERS OF DEMANDWARE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Salesforce and Purchaser through the website maintained by the SEC at http://www.sec.gov. The offer to purchase, the letter of transmittal and related documents, may be obtained for free by directing a request by mail to the information agent for the tender offer, Morrow Sodali Global, LLC, 470 West Avenue, Stamford CT, 06902, or by calling toll-free (800) 662-5200 or by sending an email to tenderinfo@morrowco.com.